Filed Pursuant to Rule 433
Registration Nos. 333-261719 & 333-261719-09

**FULL PX DETAILS** HART 2024-C

Joint Bookrunners: Barclays (struc), MUFG, Santander, SMBC, and Wells Fargo

Co-managers: BofA Securities, HSBC

Priced - TOE: 2:32 PM ET

CAPITAL STRUCTURE

$mm

CLS	TOTAL	WAL**	S/F	EXP	LGL	BENCH SPRD	YLD(%)	CPN(%)	PX(%)
A-1	340.240	0.24	A-1+/F1+	04/25	10/15/25	I-CURV +10	4.750%	4.750%	100.00000%
A-2a	318.815	1.06	AAA/AAA	06/26	09/15/27	I-CURV +40	4.579%	4.53%	99.99393%
A-2b	318.815	1.06	AAA/AAA	06/26	09/15/27	SOFR30A +40			100.00000%
A-3	571.440	2.41	AAA/AAA	02/28	05/15/29	I-CURV +53	4.454%	4.41%	99.99268%
A-4	88.610	3.49	AAA/AAA	06/28	01/15/31	I-CURV +62	4.491%	4.44%	99.96925%
B	31.800	3.79	AA+/AA+	09/28	01/15/31	I-CURV +85	4.718%	4.67%	99.99211%
C	53.010	3.98	AA/A+	10/28	02/17/32	I-CURV +105	4.916%	4.86%	99.97693%

** WAL to 1.3% ABS, 5% clean-up call

BILL & DELIVER : BARC	DEAL SIZE : ~$1.72bln
EXP RATINGS : S&P, Fitch	BBG TICKER : HART 2024-C
ERISA ELIGIBLE : Yes	FORMAT : SEC Registered
EXP SETTLE : 10/16/24	FIRST PAY DATE: 11/15/24
MIN DENOMS : $1k x $1k	PXG SPEED : 1.3% ABS to 5% Call
INTEXNET : bcghart_2024-c_preprice | PW: 3763	DEAL ROADSHOW : www.dealroadshow.com | Login: HART24C

INVESTOR MATERIALS : Preliminary Prospectus, FWP

the issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.